(m)(1)(A)(i)

AMENDED SCHEDULE A

with respect to

VOYA INVESTORS TRUST

SIXTH AMENDED AND RESTATED DISTRIBUTION PLAN

SERVICE 2 CLASS SHARES

Portfolios

Voya Balanced Income Portfolio

Voya Government Liquid Assets Portfolio

Voya High Yield Portfolio

Voya Large Cap Growth Portfolio

Voya Large Cap Value Portfolio

Voya U.S. Stock Index Portfolio

VY® CBRE Global Real Estate Portfolio

VY® CBRE Real Estate Portfolio

VY® Invesco Growth and Income Portfolio

VY® JPMorgan Emerging Markets Equity Portfolio

VY® JPMorgan Small Cap Core Equity Portfolio

VY® Morgan Stanley Global Franchise Portfolio

VY® T. Rowe Price Capital Appreciation Portfolio

VY® T. Rowe Price Equity Income Portfolio

Date last updated: October 13, 2022